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Viggle and Gracenote Enhance TV Recognition for Viggle’s Patented Entertainment Rewards Platform

Gracenote ACR Technology Delivers Faster and More Accurate TV Show and Movie Recognition, Improves User Experience

NEW YORK – October 2, 2014 – Viggle Inc. (NASDAQ: VGGL), the entertainment marketing and rewards platform that includes the Viggle, NextGuide and Wetpaint brands, today announced it will expand its relationship with Gracenote® beyond music identification to also power the automatic content recognition (ACR) that enables Viggle users to identify and match TV programs and movies with their mobile device. With Gracenote’s Entourage™ ACR platform, Viggle users can expect faster, more accurate identification of the shows they’re watching for valuable points, which are redeemable for real rewards within the Viggle app and at Vigglestore.com

Within the Viggle app, Gracenote Entourage uses the built-in microphone in tablets and smart phones to identify a TV show by “listening” to a few seconds of the program dialogue and soundtrack. Upon identification, Viggle retrieves the TV program image and other detailed information about the show from Gracenote. Users earn points for every minute they’re checked-in to the show. Viggle also serves up real-time quizzes and polls synchronized to TV shows for additional points and rewards. The free Viggle app is available for iOS, Android and Windows platforms.

“The Viggle Platform now has over 7 million registered users and we’re growing rapidly.  Thousands of users are joining the platform every day and we want to make sure we have the best technology in place to deliver our experience to Viggle users,” said Greg Consiglio, president and COO of Viggle Inc. “Expanding our technology relationship with Gracenote helps us deliver our promise to users and our TV network and advertising partners, to grow the largest entertainment marketing and rewards platform.”

Today, the Gracenote database receives more than 650 million queries every day and more than 20 billion every month across its client base – making it one of the highest trafficked entertainment data sources on the planet. With Gracenote Entourage, Viggle can quickly and efficiently scale its operations to meet the demands of its growing user base and increasing volume of TV show, music and Movie matches.

“Our relationship with Viggle is a great example of the value that Gracenote, which recently integrated with Tribune Media Services (TMS), brings to customers developing entertainment products and services,” said Eric Allen, general manager of Music and Addressability for Gracenote. “Combined, Gracenote’s world class video and music data and ACR technologies provide an end-to-end solution and reliable infrastructure that can scale with Viggle’s rapid growth.”

Gracenote now provides Viggle with recognition technology for music, TV shows and movies as well as powers the TV listings and associated descriptive information for TV shows. In November of 2013, Viggle launched its Music offering which uses Gracenote MusicID® to help users identify music and earn points for each match.  Viggle has also been a customer of Tribune Media Services (TMS) for TV listings, channel line-ups, online video information and show images since its launch in 2012. Since Tribune Media Company’s acquisition of Gracenote and integration with TMS, Gracenote has become a single provider of music and video recognition technologies and music and video metadata.

Viggle Inc.’s platform consists of the Viggle app, which offers rewards for watching TV, advertisements or listening to music; NextGuide, a personalized TV programming guide and distributed reminder platform; Wetpaint, an entertainment news and social publishing platform; and Viggle Store, a rewards destination where visitors can redeem Viggle Points for digital downloads. In July 2014, Viggle Inc. achieved a total reach of 22.5 million.  Total reach is the total of registered users for the Viggle app and monthly unique users of the Wetpaint media properties.

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. Viggle Platform had total reach of 22.5 million in July 2014, including over 7 million Viggle registered users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About Gracenote
Gracenote, Inc. provides music and video content and technologies to the world’s hottest entertainment products and brands. Gracenote is the industry standard for music and video recognition and is supported by the largest source of music and video metadata, featuring descriptions of more than 195 million tracks and TV listings for 50+ countries. Gracenote is a subsidiary of Tribune Media Company (OTC:TRBAA) and has 15 offices with worldwide headquarters in Emeryville, Calif. For more information, visit our website www.gracenote.com or follow us at @GracenoteTweets and www.facebook.com/PoweredbyGracenote.

Gracenote is a registered trademark of Gracenote, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact for Viggle:
Paris Tyler
DKC Public Relations
212 981 5162
paris_tyler@dkcnews.com

Viggle Investor Relations:
John C. Small, CFO
CFO, Viggle Inc.
646 738 3220

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com

Media Contact for Gracenote:
Sunok Pak
Gracenote
415 999 4646

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